EXHIBIT 99.1

Behringer Harvard Acquires Premier Property

in Downtown Cleveland

DALLAS, December 11, 2006 – Behringer Harvard announced today its acquisition of Fifth Third Center, a 27-story Class A office tower in the heart of Cleveland’s central business district.

“Fifth Third Center is one of the top assets in the Cleveland central business district,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “We were attracted to the property by its in-place credit tenants, its well-below-replacement-cost purchase price and its long-term upside potential.”

Fifth Third Center is situated on Superior Avenue, a prominent location connecting the Financial District and Public Square. The property is within walking distance of major office high-rises, courthouses and retail areas within the central business district. Fifth Third Center is also near the city’s newest residential area, known as the Warehouse District, which has been a major contributor to the tremendous growth in downtown population since 1990.

The approximately 508,397-square-foot tower was constructed in 1991. Amenities include a restaurant, gift shop and conference center. A five-level parking garage supplies ample parking, with space for 428 vehicles.

The building is 85 percent leased to multiple tenants including Fifth Third Bank, a financial services company, and McDonald Hopkins, a prominent local business law firm.

Fifth Third Center was acquired by Behringer Harvard REIT I, Inc., which also owns assets in Chicago, Atlanta, Houston, Denver, Philadelphia, Washington, D.C., Baltimore and Los Angeles, among other cities.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312